Exhibit 10.4

PACKAGING CORPORATION OF AMERICA

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective as of February 27, 2019)

PACKAGING CORPORATION OF AMERICA
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective as of February 27, 2019)

INTRODUCTION

The Packaging Corporation of America Supplemental Executive Retirement Plan was originally established November 1, 2000 by Packaging Corporation of America and it was amended and restated effective as of January 1, 2005. The Company hereby again amends and restates the Plan as set forth herein effective as of February 27, 2019. The terms of the Plan, as set forth herein, shall not apply to any Participant of the Plan who terminated employment from the Company prior to January 1, 2005.

The Plan is an unfunded plan for the purpose of providing retirement benefits with respect to certain employees whose qualified plan benefits are limited by certain provisions in the Code. The portion of the Plan that provides for benefits limited by Section 415 of the Code is maintained as an “excess benefit plan” as described in Section 3(36) of ERISA. The other benefits provided for under the Plan are only available to a “select group of management or highly compensated employees” as determined by the Company, and the portion of the Plan providing such benefits is intended to satisfy the ERISA exemption requirements for a plan limited to such a group.

The Plan is intended to satisfy the requirements of Section 409A of the Code. Except as provided to the contrary in an Appendix to the Plan, the Company has determined that it does not wish to distinguish the treatment of benefits accrued and vested by December 31, 2004 from that of benefits accrued or vested after that date.

1.
Definitions. In the case of any real or claimed ambiguity, the Plan Administrator shall determine the meaning and application of each term used herein in its sole discretion. Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular, in any place or places herein where the context may require such substitution or substitutions.

Subject to the preceding paragraph, for purposes of the Plan, the following terms shall have the following meanings:

1.1
“Affiliate” means any parent, subsidiary or other entity that is directly or indirectly controlled by, or controls, the Company, and any entity that is directly or indirectly controlled by the Company’s parent.
1.2
“Board” means the Company’s Board of Directors.
1.3
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to any Code Section shall also mean any successor provision thereto.
1.4
“Company” means Packaging Corporation of America, a Delaware corporation, any successor thereto as provided in Section 6.14 and where applicable, any of its

Affiliates that adopt the Plan or have employees or former employees who are Participants under the Plan.
1.5
“Compensation” shall have the same meaning as “Covered Compensation” under the PCA Pension Plan; provided, however, Compensation shall be determined without regard to any limits under Sections 401 or 415 or any other applicable Section of the Code and shall include annual bonuses in the year paid (or the year in which such bonus would have been paid but for a deferral election) pursuant to the Packaging Corporation of America Executive Incentive Compensation Plan, or its successor, for such year. The Plan Administrator may for purposes of the Plan reduce a bonus pro-rata, as necessary, to reflect the actual number of months worked during the calendar year in which the Employment Termination Date occurs.
1.6
“Employment Termination Date” means, with respect to any Participant, the date on which such Participant experiences a Separation from Service.
1.7
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.8
“Monthly Career Average Compensation” shall have the same meaning as “Average Monthly Covered Compensation” under the PCA Pension Plan paid by the Company to the Participant since January 1, 2000; provided, however, that the definition of Compensation used to calculate Average Monthly Covered Compensation shall be modified as set forth in Section 1.5 of the Plan.
1.9
“Normal Retirement Date” means, with respect to a Participant, the first of the month following the month in which the Participant attains 65.
1.10
“Pactiv Pension Plan Benefit” means the single life annuity at age 65 of the Participant’s benefit, if any, accrued under the Pactiv Retirement Plan as of April 30, 2004.
1.11
“Pactiv SERP Benefit” means the single life annuity at age 65 of the Participant’s benefit, if any, accrued under the Pactiv Corporation Supplemental Executive Retirement Plan as of April 30, 2004.
1.12
“Participant” means an employee of the Company or an Affiliate who has been designated to participate in the Plan by the Board or by the Chief Executive Officer of the Company. A Participant shall retain such status for purposes of the Plan until his or her Retirement Benefit has been distributed in full.
1.13
“Participation Service” shall have the same meaning as “Years of Participation” determined under the PCA Pension Plan.
1.14
“PCA Pension Plan” means the Packaging Corporation of America Pension Plan for Eligible Grandfathered Salaried Employees, as may be amended from time to time.
1.15
“PCA Pension Plan Benefit” means the single life annuity at age 65, if any, accrued under the PCA Pension Plan.

1.16
“Plan” shall mean the Packaging Corporation of America Supplemental Executive Retirement Plan as amended and restated effective as of February 27, 2019, as set forth herein and as may be amended from time to time.
1.17
“Plan Administrator” means the Benefits Administration Committee, as appointed by the Board.
1.18
“Retirement Benefit” shall mean the monthly benefit payable under Section 2.1 and any Appendix to the Plan.
1.19
“Section 409A” shall mean Section 409A of the Code and any applicable regulations, authority, or other guidance issued thereunder from time to time.
1.20
“Service Ratio” shall mean the quotient of the Participant’s Participation Service divided by 35.
1.21
“Separation from Service” means the Participant’s ceasing to be employed by the Company or one of its Affiliates for any reason whatsoever, whether voluntarily or involuntarily, including without limitation by reason of early retirement, normal retirement, or death, provided that transfer from the Company to one of its Affiliates or vice versa shall not be deemed a Separation from Service for purposes of this Plan. A Separation from Service shall also occur if (a) the Participant is on a leave of absence that exceeds six (6) months and the Participant does not have a statutory or contractual right of reemployment, in which case, Separation from Service shall be deemed to have occurred on the first day following the six‑month period, (b) the Participant is on a leave of absence that exceeds six (6) months and the Participant’s statutory or contractual right of reemployment ends, in which case Separation from Service shall be deemed to have occurred on the first day following the end of the right of reemployment, or (c) the Company and the Participant reasonably anticipate that the level of services the Participant will perform for the Company (whether as an employee or an independent contractor) will permanently decrease to 20% or less of the average level of services performed for the Company over the preceding 36 months. Determination of whether a Separation from Service has occurred will be made subject to the facts and circumstances of each situation and will comply with Section 409A.
1.22
“Specified Employee” means a “specified employee” as defined in Treasury Regulation §1.409A-1(i) (or any successor regulation). For purposes of identifying Specified Employees, the specified employee identification date is December 31 of each year and the specified employee effective date is the following January 1.
1.23
“Surviving Spouse” shall mean an individual who is legally married to a Participant at the time of the Participant’s death and who survives the Participant for at least 30 days following the Participant’s death.

2.
Benefits.
2.1
Amount of Retirement Benefit. Unless provided otherwise in an Appendix to the Plan, the Participant’s Retirement Benefit under this Plan that would be payable if distribution were to commence on the Participant’s Normal Retirement Date shall be equal to (i) minus (ii), where: (i) equals the product of the Participant’s Monthly Career Average Compensation, multiplied by the Participant’s Service Ratio, multiplied by 0.55; and (ii) equals the sum of the Participant’s Pactiv Pension Plan Benefit plus the Participant’s Pactiv SERP Benefit, plus the Participant’s PCA Pension Plan Benefit. If the net Retirement Benefit payable under this Section 2.1 equals or is below zero, no benefit shall be payable under the Plan.
2.2
Vesting of Retirement Benefit. The Participant’s Retirement Benefit shall be immediately vested.
2.3
Commencement of Retirement Benefit Distribution. Except as otherwise provided in Section 2.4, distribution of a Participant’s Retirement Benefit shall commence upon the Participant’s Employment Termination Date. If the Participant’s distribution commences prior to age 62, the amount of the Retirement Benefit distributions shall be reduced consistent with the provisions set forth in the PCA Pension Plan.
2.4
Distribution Restrictions. No distribution may be made pursuant to the Plan if the Plan Administrator reasonably determines that such distribution would violate Federal securities laws or other applicable law, or violate a loan covenant or similar contractual requirement of the Company causing material harm to the Company. In any such case, distribution shall be made at the earliest date at which the Plan Administrator determines such distribution would not cause such a violation. In addition, a distribution may not be made to a Specified Employee until at least six (6) months following his or her Employment Termination Date or such other date permissible under Section 409A. Any monthly distributions that cannot be made during such time shall be accumulated and distributed at the earliest date permissible under Section 409A.
2.5
Form of Distribution. Distributions shall be made in the form of an annuity, as elected by the Participant from among the actuarially equivalent annuity options set forth in the PCA Pension Plan. In the absence of a valid election, distribution shall be made in the form of a single life annuity or, for married Participants, a 50% joint and survivor annuity. Notwithstanding any provision to the contrary, if the Participant’s monthly Retirement Benefit is One Thousand Dollars ($1,000) or less at the time distribution is to commence, such benefit shall be paid in the form of a lump sum. The Plan Administrator may, in its discretion, impose rules or limitations with respect to elections made under this Section 2.5, as permitted under Section 409A.
2.6
Death Benefit. Unless provided otherwise in an Appendix to the Plan,
(a)
if a Participant dies before the full amount of his Retirement Benefit is paid, the actuarial equivalent of any remaining Retirement Benefit payable to his Surviving Spouse shall be paid to the Surviving Spouse in a lump sum as soon as practicable after the Participant’s death. If the Participant has no Surviving Spouse, no further benefits will be paid from the Plan.

(b)
if a Participant dies before the Participant’s Employment Termination Date, the amount of the Retirement Benefit payable to the Participant’s Surviving Spouse shall be calculated as if: (i) the Participant’s Employment Termination Date was the date of the Participant’s death, (ii) the Participant had elected a joint and 50% survivor annuity with his or her Surviving Spouse as beneficiary to commence on the Participant’s Employment Termination Date and then (iii) the Participant had died on the day following the Participant’s Employment Termination Date.
(c)
If a Participant dies on or after the Participant’s Employment Termination Date but distribution of the Participant’s Retirement Benefit has not begun in accordance with Section 2.4 of the Plan, the amount of the Retirement Benefit payable to his or her Surviving Spouse shall be equal to the sum of (i) the unpaid monthly distributions for the period from the Participant’s Employment Termination Date until the date of the Participant’s Death and (b) the payments that were due following the Participant’s death, if any, based on the form of distribution in effect upon the Participant’s death.
2.7
Actuarial Equivalencies. The Plan Administrator shall determine actuarial equivalence under the Plan in the following manner:
(a)
If the distribution of the Participant’s Retirement Benefit commences before the Normal Retirement Date but on or after the first of the month following the month in which the Participant attains age 55, the Retirement Benefit that would otherwise be payable if distribution were to commence on the Normal Retirement Date shall be reduced by applying the early retirement factors set forth in Exhibit II of the PCA Pension Plan (the “Early Retirement Factors”); and
(b)
If the distribution of the Participant’s Retirement Benefit commences before the first of the month following the month in which the Participant attains age 55, the Retirement Benefit that would otherwise be payable if distribution were to commence on the Normal Retirement Date shall be reduced:
(i)
first, by applying the Early Retirement Factors to reduce the amount of the Retirement Benefit otherwise payable if distribution were to commence on the Normal Retirement Date to the amount that would otherwise be payable commencing on the first of the month following the month in which the Participant attains age 55 (i.e., multiply such Retirement Benefit by 64%); and
(ii)
next, by further reducing the Retirement Benefit determined in paragraph (i) above by applying the UP 1984 Unisex Mortality Table with a one year set back and an interest rate of 7.5% to reflect the commencement of distribution on the actual commencement date rather than the first of the month following the month in which the Participant attains age 55.

Notwithstanding the foregoing, for purposes of determining the amount of any lump sum payment that may be payable under the Plan, the interest rate used in determining actuarial equivalence from the date payable shall be the annual rate of interest on 30-year Treasury securities as specified by the Internal Revenue Service (“IRS”) for the second calendar month preceding the first day of the calendar year during which the annuity starting date would otherwise occur, and the applicable mortality table described in Rev. Rul. 2007-67, 2007-2 C.B. (page 1047), or in such other formal guidance as may be issued from time to time by the IRS.

2.8
Withholding. The Plan Administrator will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan.
3.
Plan Administration and Expenses. The Plan Administrator shall administer the Plan in accordance with its terms and purposes and shall have the authority, which may be exercised in its discretion, to interpret the Plan, to make any necessary rules and regulations, and to determine benefits under the Plan; provided that, as permitted by law, the Plan Administrator may delegate some or all of its authority under the Plan. The Plan Administrator shall also be responsible for complying with statutory reporting and disclosure requirements. Any determination made by the Plan Administrator in good faith shall be binding upon the Participant, his or her Surviving Spouse and the Company.

The Plan Administrator shall not be subject to liability with respect to the administration of the Plan. The Company shall indemnify and hold harmless the Plan Administrator and each member of the Benefits Administration Committee, or any employee of the Company, or any individual acting as an employee or agent of either of them (to the extent not indemnified or saved harmless under any liability insurance or any other indemnification arrangement) from any and all claims, losses, liabilities, costs and expenses (including attorneys’ fees) arising out of any actual or alleged act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto with respect to the administration of the Plan, except that no indemnification or defense shall be provided to any person with respect to any conduct that has been judicially determined, or agreed by the parties, to have constituted willful misconduct on the part of such person, or to have resulted in his or her receipt of personal profit or advantage to which he or she is not entitled. The rights of indemnification provided hereunder shall be in addition to any right to which any person concerned may otherwise be entitled by contract or as a matter of law, and shall inure to the benefit of the heirs, executors, and administrators of any such person.

The Company shall pay all expenses of the Plan.

4.
Claims Procedures and Decisions of Plan Administrator. In general, distributions under this Plan are automatic and no claim for benefits need be filed. However, a Participant (or the Participant’s Surviving Spouse) may submit a claim for benefits under this Plan in writing to the Plan Administrator. The following procedure shall apply in such case:

(a)
If such claim for benefits is wholly or partially denied, the Plan Administrator shall notify the claimant of the denial of the claim within a reasonable period of time, but no later than 90 days after receipt of the written claim, unless special circumstances require an extension of time for processing the claim. In such event, written notice of the extension shall be furnished to the claimant prior to the end of the 90-day period and shall indicate the special circumstances requiring the extension and the date by which a final decision is expected. In no event shall the extension period exceed 90 days from the end of the initial 90 day period. The notice of denial: (i) shall be in writing; (ii) shall be written in a manner calculated to be understood by the claimant; and (iii) shall contain (A) the specific reason or reasons for denial of the claim; (B) a specific reference to the pertinent Plan provisions upon which the denial is based; (C) a description of any additional material or information necessary for the claimant to perfect the claim; and (D) an explanation of the Plan’s claims review procedure.
(b)
Within 60 days of the receipt by the claimant of the written notice of denial of the claim, or if the claim has not been granted within the applicable time period, the claimant may file a written request with the Plan Administrator that it conduct a full and fair review of the denial of the claimant’s claim for benefits. In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may review pertinent documents and may submit issues and comments in writing.
(c)
The Plan Administrator shall deliver to the claimant a written decision on the claim promptly, but not later than 60 days after the receipt of the claimant’s request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period shall be extended to a maximum of 120 days, in which case written notice of the extension shall be furnished to the claimant prior to the end of the 60-day period. The Plan Administrator’s decision shall: (i) be written in a manner calculated to be understood by the claimant; (ii) include specific reasons for the decision; and (iii) contain specific references to the pertinent Plan provisions upon which the decision is based. If a written decision on review is not furnished to the claimant within the applicable time period, the claim shall be deemed denied on review.
5.
Amendment, Suspension and Termination. Although the Company intends to maintain the Plan indefinitely, the Company reserves the right to amend or terminate the Plan, in whole or in part. Notwithstanding the foregoing, no modification of the Plan will, without the prior written consent of the Participant, alter or impair any rights or obligations under the Plan, except to the extent the Plan Administrator determines such amendment is necessary for the Plan to remain compliant with Section 409A. In addition, the Company may in its discretion terminate the Plan subject to the following:
(a)
the Plan may be terminated within the 30 days preceding, or 12 months following, a change in control (as defined in Section 409A) provided that the full actuarial present value of the Retirement Benefit shall be distributed in full within 12 months after termination;
(b)
the Plan may be terminated in the Company’s discretion at any time provided that (1) all deferred compensation arrangements of similar type maintained by the Company are terminated, (2) the actuarial present value of the Retirement Benefit shall be distributed in full at least 12 months and no more than 24 months after the termination, and (3) the Company does not adopt a new deferred compensation arrangement of similar type for a period of five (5) years following the termination of the Plan; and
(c)
the Plan may be terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A) provided that, subject to the Company’s ability to pay benefits, the actuarial present value of the Retirement Benefit is distributed in full by the latest of the (1) the end of the calendar year of the termination, (2) the calendar year in which such Retirement Benefit is fully vested, or (3) the first calendar year in which such payment is administratively practicable.
6.
General Provisions.
6.1
Nonassignability of Benefits. The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefit becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Plan Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate, in its sole discretion.
6.2
Status of Plan. The Plan shall at all times be entirely unfunded for tax purposes in that a Participant’s right to receive payment of benefits hereunder from the Company shall be subject to the claims of the creditors of the Company. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan, and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.
6.3
No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.
6.4
No Right to Employment or Other Benefits. Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Company. Any compensation deferred and any payments made under this Plan shall not be included in creditable compensation in computing benefits under any employee benefit plan of the Company except to the extent expressly provided for therein.
6.5
Governing Law. The provisions of this Plan shall be construed according to the laws of the State of Illinois to the extent such laws are not preempted by ERISA. In any question of interpretation or other matter of doubt, the Company and the Plan Administrator may rely upon the opinion of legal counsel.
6.6
Reliance on Documents and Instruments. The Plan Administrator may rely on any certificate, statement or other representation made on behalf of the Company, a Participant or a Surviving Spouse, which it in good faith believes to be genuine, and on any certificate, statement, report or other representation made to it by any agent or any attorney, accountant or other expert retained by it or the Company in connection with the operation and administration of the Plan.
6.7
Information Requests. Each Participant and Surviving Spouse and the Company shall furnish to the Plan Administrator such documents, evidence, data, and other information, as the Plan Administrator considers necessary or desirable for administering the Plan. Benefits under the Plan are conditioned on a Participant’s promptly furnishing full, true and complete documents, evidence, data, and other information requested by the Plan Administrator or the Company in connection with the Plan’s administration.
6.8
Mistake of Fact. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof. Without limiting the prior sentence, the Plan Administrator is expressly authorized to take reasonable steps to recover mistaken overpayments from the Plan.
6.9
Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provisions of the Plan and will be construed and enforced as if such provision had not been included herein.
6.10
Plan Bifurcation. If, at any time, it is determined by a court of law or government agency that the Plan is not a plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of Title I of ERISA due to the participation of one or more Participants, the Plan shall be bifurcated into two separate and distinct plans: one maintained for the benefit of Participants who are a select group of management or highly compensated employees; the other maintained for the benefit of the remaining Participants.
6.11
Inurement. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Participant, his or her successors, heirs, executors, administrators and beneficiaries.
6.12
Notices. Any notice required or permitted to be given pursuant to the Plan shall be in writing, and shall be signed by the person giving the notice. If such notice is mailed, it shall be sent by United States first class mail, postage prepaid, addressed to such person’s last known address as shown on the records of the Company. The date of such mailing shall be deemed to be the date of notice, but the notice shall not be effective until actually received. The Company or the Participant may change the address to which notice is sent by giving notice of such change in the manner above.
6.13
Unclaimed Benefit. Each Participant shall keep the Plan Administrator informed of his or her current address and the current address of his or her Surviving Spouse. The Plan Administrator shall not be obligated to search for the whereabouts of any person. The Plan Administrator is authorized to adopt procedures regarding unclaimed benefits that provide for the irrevocable forfeiture of a benefit if the Plan Administrator is unable to locate the Participant, or if the Participant is deceased, his or her Surviving Spouse. Such procedures shall be consistent with guidance issued by the IRS.
6.14
Successors. All obligations of the Company under the Plan will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.
6.15
Gender and Number. Words in the masculine generally shall include the feminine gender and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for reference only, and are not to be construed so as to alter the terms hereof.
6.16
Interpretation under Section 409A. The Plan at all times shall be operated in accordance with the requirements of Section 409A and, in the event of any inconsistency between any provision of the Plan and Section 409A, the provisions of Section 409A shall control and the provision of the Plan shall be void and without effect. In addition, any provision that is required to appear in the Plan that is not expressly set forth herein shall be deemed set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth herein.
6.17
No Guarantee of Tax Consequences. Neither the Plan Administrator nor the Company makes any commitment or guarantee that any amounts deferred or credited hereunder will be excludable from the Participant’s gross income for federal or state income tax purposes, or that any other federal or state income tax treatment will or will not apply to or be available to any Participant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed the Plan on this _____ day of _____________, 2019.

PACKAGING CORPORATION OF AMERICA

By:

Its:

Appendix A

Special Benefit for Paul T. Stecko

This Special Appendix sets forth certain special provisions of the Plan with respect to the benefits of Paul T. Stecko (“Stecko”).

1. Defined Terms. Unless otherwise noted, capitalized terms used in this Appendix A shall have the same meanings ascribed to them in the Plan.

2. Retirement Benefit. Notwithstanding any provision of the Plan to the contrary, Stecko’s Retirement Benefit under Section 2.1 shall be equal to the product of Stecko’s final average compensation, multiplied by his years of service, multiplied by (.0167). For purposes of this Appendix A: (i) “final average compensation” shall mean Stecko’s average base salary plus average bonus in the three of his final five years of service during which his base salary and bonus, determined independently, were highest; and (ii) “years of service” shall equal five (5) plus the elapsed time from April 12, 1999 until Stecko’s termination of service. Stecko’s Retirement Benefit shall not be reduced by his PCA Pension Plan Benefit, Pactiv Pension Plan Benefit or Pactiv SERP Benefit, and shall be nonforfeitable without regard to his reason for terminating Service. If distribution of Stecko’s Retirement Benefit commences prior to age 62, a 4% per year reduction will apply.

3. Death Benefit. Notwithstanding any provision of the Plan to the contrary, upon Stecko’s death, the actuarial equivalent of his remaining Retirement Benefit, if any shall be payable in a lump sum to (a) his Surviving Spouse, (b) if there is no Surviving Spouse, then to his living children in equal portions, or (c) if none of Stecko’s children survives him, then to his estate.

4. Form of Distribution and Permissive Election. The actuarial equivalent of Stecko’s Retirement Benefit shall be payable in the form of a lump sum upon the earliest of (i) the six-month anniversary of Stecko’s Employment Termination Date, (ii) Stecko’s death or (iii) a designated date in 2009 Stecko may designate no later than December 31, 2008 pursuant to such rules as the Company may establish. If Stecko designates a distribution date in 2009, he may accrue no additional Retirement Benefit after such distribution date.

Appendix B

Special Provisions Applicable to Thomas A. Hassfurther

This Appendix B sets forth certain special provisions of the Plan with respect to the benefits of Thomas A. Hassfurther (“Hassfurther”).

1. Defined Terms. Unless otherwise noted, capitalized terms used in this Appendix B shall have the same meanings ascribed to them in the Plan.

2. Participation Service. For purposes of determining Hassfurther’s Participation Service under the Plan, the maximum limit of 35 Years of Participation in the PCA Pension Plan shall be increased to a maximum limit of 45 Years of Participation. Nothing herein shall modify the definition of Service Ratio with respect to Hassfurther; thus, if Hassfurther’s Participation Service exceeds 35 Years of Participation, his Service Ratio under the Plan would exceed 1.0.

Appendix C

Special Provisions Applicable to Thomas W.H. Walton

This Appendix C sets forth certain special provisions of the Plan with respect to the benefits of Thomas W.H. Walton (“Walton”).

1. Defined Terms. Unless otherwise noted, capitalized terms used in this Appendix C shall have the same meanings ascribed to them in the Plan.

2. Participation Service. For purposes of determining Walton’s Participation Service under the Plan, the maximum limit of 35 Years of Participation in the PCA Pension Plan shall be increased to a maximum limit of 45 Years of Participation. Nothing herein shall modify the definition of Service Ratio with respect to Walton; thus, if Walton’s Participation Service exceeds 35 Years of Participation, his Service Ratio under the Plan would exceed 1.0.

Appendix D

Special Provisions Applicable to David Carmon

This Appendix D sets forth certain special provisions of the Plan with respect to the benefits of David Carmon (“Carmon”).

1. Defined Terms. Unless otherwise noted, capitalized terms used in this Appendix D shall have the same meanings ascribed to them in the Plan.

2. Compensation. For purposes of determining Carmon’s Compensation under the Plan, the bonus of $85,000 paid to him in January of 2013, and the bonus of $100,000 paid to him in January of 2014 shall be treated as bonuses paid pursuant to the Packaging Corporation of America Executive Incentive Compensation Plan. Therefore, they will be included in the calculation of his benefit from this Plan.

FIRST AMENDMENT TO THE
PACKAGING CORPORATION OF AMERICA
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective as of February 27, 2019)

Pursuant to the authority set forth in Section 5 thereof, the Packaging Corporation of Supplemental Executive Retirement Plan (the “Plan”), is amended as follows:

WITNESSETH:

WHEREAS, Packaging Corporation of America, Inc. (the “Company”) maintains the Plan for the benefit of its employees who are eligible to participate therein and employees of such of its affiliated companies as are eligible to participate therein and the beneficiaries of each such employee; and

WHEREAS, the Compensation Committee of the Company authorized and approved an amendment to Appendix B of the Plan to extend the maximum level of Participation Service that may be credited towards determining the Retirement Benefit for Thomas A. Hassfurther; and

WHEREAS, the Company considers it necessary and desirable to amend the Plan to reflect such change to the Plan.

NOW THEREFORE, pursuant to the authority set forth in Section 5 of the Plan, it is hereby resolved that the Plan be, and hereby is, amended by replacing the section titled “Special Provisions Applicable to Thomas A. Hassfurther” in Appendix B of the Plan in its entirety with the following, effective as of December 1, 2022:

Appendix B

Special Provisions Applicable to Thomas A. Hassfurther

This Appendix B sets forth certain special provisions of the Plan with respect to the benefits of Thomas A. Hassfurther (“Hassfurther”).

1. Defined Terms. Unless otherwise noted, capitalized terms used in this Appendix B shall have the same meanings ascribed to them in the Plan.

2. Participation Service. For purposes of determining Hassfurther’s Participation Service under the Plan, the maximum limit of 35 Years of Participation in the PCA Pension Plan shall be increased to a maximum limit of 50 Years of Participation. Nothing herein shall modify the definition of Service Ratio with respect to Hassfurther; thus, if Hassfurther’s Participation Service exceeds 35 Years of Participation, his Service Ratio under the Plan would exceed 1.0.

In all other respects the Plan shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing, Packaging Corporation of America causes these presents to be duly executed by its proper officer thereunto duly authorized this day of November, 2022.

PACKAGING CORPORATION OF AMERICA

By:

Michelle Wojdyla

Its: Vice President, Benefits

34572674.1

029329.0001:29460673.5